UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 25, 2004

SFBC International, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-16119	59-2407464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181

(Address of Principal Executive Office) (Zip Code)

305-895-0304

(Registrant’s telephone number, including area code)

Item 2.     Acquisition or Disposition of Assets.

On July 25, 2004, SFBC International, Inc. (“SFBC”) acquired Taylor Technology, Inc. (“TTI”).

Founded in 1992, Taylor Technology, Inc., based in Princeton, NJ, offers quantitative bioanalytical mass spectrometry services primarily in pre-clinical and Phases I – IV of drug development for the pharmaceutical industry.

SFBC paid TTI shareholders approximately $20.9 million, comprised of $16.92 million in cash and $3.98 million in restricted common stock of SFBC. Of the total consideration, $1.0 million in cash and approximately $1.0 million in common stock have been placed in escrow and will be released over the next two years to the former shareholders of TTI subject to a review of the closing date balance sheet and the presence of any undisclosed liabilities. SFBC entered into long-term employment agreements with the senior management of TTI, including its President and founder Dr. Paul Taylor. For further information, see the Agreement and Plan of Merger which is an exhibit to this Report.

Item 7.     Financial Statements and Exhibits.

(a)

Financial Statements.

The financial statements of TTI are not required to be filed because it is not deemed to be a significant subsidiary.

(b)

Pro Forma Financial Information

The pro forma financial information of TTI is not required to be filed because it is not deemed to be a significant subsidiary.

(c)

Exhibits.

Exhibit No.	Description

2.0	Agreement and Plan of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SFBC INTERNATIONAL, INC.

Date: July 30, 2004	By:	/s/ ARNOLD HANTMAN
Arnold Hantman Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.0	Agreement and Plan of Merger